Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 20, 2021	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Third Quarter Earnings”

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,

	2021	2020	2021	2020

Net Sales	$94,554,000	$74,171,000	$31,725,000	$27,087,000

Net Income attributable to Omega Flex, Inc.	$18,599,000	$12,732,000	$6,148,000	$4,817,000

Earnings Per Share – Basic and Diluted	$1.84	$1.26	$0.61	$0.48

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first nine months of 2021 and 2020 were $94,554,000 and $74,171,000, respectively, increasing $20,383,000 or 27.5%. Net Sales for the three months ended September 30, 2021 were 17.1% higher than the third quarter of 2020.

The Company’s Net Income through September 2021 was $18,599,000 compared to $12,732,000 through the first nine months of 2020, increasing $5,867,000 or 46.1%. Income for the third quarter of 2021 was 27.6% above the same period in 2020.

Thus far in 2021, the Company has continued to achieve unprecedented sales and income levels, due in part to our ability to make and deliver product amidst severe challenges in obtaining raw materials and maintaining a stable work force, and also in part due to the resurgence of the overall economy in the United States.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.